UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2008

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(b) and (e)

On August 10, 2008, Cornelis Verhaar, Executive Vice President, President – Epoxy and Coating Resins, resigned his position with the Company effective September 1, 2008.

Mr. Verhaar will receive a severance arrangement that includes continuation for 12 months of his current annual base salary of €348,140 (approximately USD 518,729) to be paid in 12 equal monthly installments and a prorated bonus amount of €162,500 (approximately USD 242,125) to be paid in September, 2008.

The severance arrangement also contains a one-year non-compete provision, mutual releases and a requirement that Mr. Verhaar be available with respect to litigation related to the business.

Item 8.01	Other Events

Item 8.01 and 5.02(e)

The resignation of Mr. Verhaar has prompted the Company to reorganize its major business divisions under the following leadership:

Epoxy and Phenolic Resins	—	Joseph P. Bevilaqua, President
Coatings and Inks	—	Sarah R. Coffin, President
Forest Products	—	Dale N. Plante, President

Mr. Bevilaqua and Ms. Coffin are currently Presidents of two of the Company’s major operating divisions. Mr. Plante has been promoted to Executive Vice President, President – Forest Products Division. He has held a number of assignments with increasing responsibility during his 27 years in the forest products sector with the Company and its predecessor, Borden Chemical, Inc. His most recent assignment has been as Vice President of the European Forest Products business, based in Rotterdam. He will relocate to Columbus.

Mr. Bevilaqua’s compensation arrangements with the Company have been amended in light of his increased responsibilities and relocation to The Netherlands. The amendments increase his annual base salary to $500,000 and his severance period in the event of termination by the Company without Cause or by him for Good Reason to 18 months of annual base salary. Mr. Bevilaqua will also receive additional international relocation benefits which have not yet been finalized.

Ms. Coffin’s compensation arrangements, in light of her increased responsibilities, have been amended to increase her annual base salary to $400,000. She will continue to be based in Columbus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.
Date: August 14, 2008
	By:	/s/ Mary Ann Jorgenson
Mary Ann Jorgenson
Executive Vice President and General Counsel